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                                MUTUAL GENERAL RELEASE

         This Mutual General Release (this "Release") is made as of June 3, 1997, by and among GLOBAL ONE DISTRIBUTION AND MERCHANDISING INC., a Delaware corporation ("Global One"), on the one hand and MARK HAUSER, an individual ("Hauser"), ARA COHEN, an individual ("Cohen"), WILLIAM SPIER, an individual ("Spier"), and TAMARIX CAPITAL CORPORATION ("Tamarix"), on the other hand. Hauser, Cohen, Spier and Tamarix are sometimes collectively referred to as the "Tamarix Parties." Global One and the Tamarix Parties are sometimes collectively referred to as the "Parties."

                                  FACTUAL BACKGROUND

         1. In or about July, 1995, certain of the Tamarix Parties and Global One's predecessor in interest, OSP Publishing, Inc. ("OSP") entered into a written agreement (the "1995 Agreement") whereby certain of the Tamarix Parties agreed to act as financial advisors for OSP and to provide certain specified financial services in exchange for certain specified compensation.

         2. At the end of August 1996, Global One completed a merger transaction (the "Merger") and Hauser was named to its Board of Directors.

         3. Prior to completion of the Merger, certain of the Tamarix Parties and OSP entered into two new written agreements (the "1996 Hauser Agreement" and the "1996 Tamarix Agreement," respectively) (collectively,
"the 1996 Agreements") pursuant to which certain of the Tamarix Parties were to act as financial advisors to OSP (and Global One upon completion of the Merger). The 1996 Hauser Agreement, by its terms, obligated Hauser personally to provide the services described in such agreement. Hauser was to receive certain monetary and other compensation pursuant to the 1996 Hauser Agreement.

         4. The 1996 Tamarix Agreement obligated Tamarix to provide specified financial services to OSP (and Global One upon completion of the Merger). In consideration of such services, Tamarix was to receive fees to be agreed upon by the parties based on customary investment banking fees for such services, as well as

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certain success fees payable upon the completion of the happening of certain events.

         5. Following completion of the Merger, Global One issued warrants to purchase 239,922 shares of Global One's common stock to Hauser; warrants to purchase 50,000 shares of Global One's common stock to Cohen; and warrants to purchase 90,000 shares of Global One's common stock to Spier. (Such warrants are collectively referred to as the "Warrants").

         6. A dispute has arisen regarding, among other things, the services to be provided pursuant to the 1996 Agreements, the terms and conditions of the Warrants, Hauser's position as a Director on Global One's Board, and payments of amounts owed by Global One to the Tamarix Parties.

         7. Each of the Parties now desires to (i) release each of the others from the obligations contained in the 1995 Agreement and the 1996 Agreements; (ii) modify the Warrants as set forth below; (iii) effectuate Hauser's resignation from his position on Global One's Board of Directors; and (iv) take such other actions as set forth herein.

                                      AGREEMENT

         Now, therefore, in consideration of the foregoing, the mutual promises set forth herein and effective upon the satisfaction of the deliveries set forth below in paragraph A, the Parties agree as follows:

         A. (i) Upon the execution hereof by all parties, Hauser shall deliver his resignation from Global One's Board of Directors in the form set forth in Exhibit "A" attached hereto.

              (ii) Upon receipt of the delivery required by Section A.(i), Global One shall dismiss, with prejudice, the lawsuit captioned GLOBAL ONE DISTRIBUTION & MERCHANDISING INC. V. MARK HAUSER, ET AL., United States District Court Case No. CV-97-3897 CBM (SHx)(the "Lawsuit").

         B. (i) Global One and its respective trustees, employees, agents, representatives, affiliates and attorneys ("Affiliates") hereby releases and discharges each of the Tamarix

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Parties and their Affiliates, and each of the Tamarix Parties hereby releases and discharges Global One and its Affiliates from any and all claims, debts, liabilities, obligations and causes of action of every nature and character, whether known or unknown, now existing or hereafter arising, now owned or hereafter acquired, which Global One or any of the Tamarix Parties now have or may hereafter claim to have by reason of any matter, fact or thing whatsoever occurred, done or admitted to be done, prior to the date of this Release, arising out of or in connection with or in respect to any of the matters or disputes involved in or related to the 1995 Agreement, the 1996 Agreements, the Warrants, Hauser's position on Global One's Board of
Directors (including compensation relating thereto), or any matter covered or relating to the Lawsuit. The foregoing releases shall extend to and apply to and are hereby made for the express benefit of the past and present officers, directors, trustees, employees, agents, attorneys, affiliates and representatives of Global One and the Tamarix Parties and their past and present Affiliates.

              (ii) In connection with the foregoing release, Global One and each of the Tamarix Parties hereby waives all rights and benefits which may be afforded to them by or under California Civil Code Section 1542, and further acknowledges that if any of them hereafter discovers any facts different from or in addition to those which such party now knows or believes to be true with respect to any of the claims or other matters so released, then such party's foregoing release nonetheless shall be and remain effective in all respects. Global One and each of the Tamarix Parties acknowledges that
Section 1542 of the California Civil Code provides as follows:

              "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

              (iii) Global One and each of the Tamarix Parties, and each of them, on their own behalf and on behalf of each of their Affiliates, represent and warrant that no party heretofore has assigned, transferred or hypothecated or set over to any person or entity any interest in any of the claims that are the subject of this Release.

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              (iv)  The 1995 Agreement and the 1996 Agreements are  terminated and of no further force or effect. The Indemnification Agreement, dated
August 28, 1996, between Global One and Mark S. Hauser shall survive according to its stated terms and conditions.

              (v) Upon the execution hereof by all parties, Global One shall reimburse Tamarix for expenses in the amount of $900.00.

              (vi) Upon the execution hereof by all parties and return of the presently outstanding and issued Warrants to Global One, Global One shall issue replacements to the Warrants modifying the Warrants to (a) adjust the exercise price thereof to $1.00 per share of Global One common Stock (or to such lower amount, in the event Global One issues any of its shares for a lower monetary consideration on or before June 3, 1998); and (b) provide "piggy-back" registration rights for the Warrants for a period of three (3) years from the date hereof in the event Global One conducts a registration of its shares during such time period. In all other substantive respects the replacement Warrants shall be identical to the existing Warrants.

              (vii) Tamarix shall receive a "Success Fee" as set forth on Schedule "I" attached hereto in the event Global One completes a transaction with any of the entities set forth on Schedule "I" on or before December 3, 1998 (except as otherwise limited to a shorter period as described thereon).

         C. The negotiations concerning this Release were conducted in California between counsel for the parties and this Release is made with reference to and consideration of California law. Accordingly, the validity, enforcement, interpretation and construction of this Release shall be in accordance with and under and pursuant to the laws of the State of California. Any action at law or in equity arising under this agreement shall be filed only in an appropriate State or Federal Court located in the County of Los Angeles, California. The parties to this Agreement hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

         D. This Release shall bind, and inure to the benefit of, the respective heirs, assigns, successors, shareholders, officers, directors, employers, trustees, and legal representatives of Global One and each of the Tamarix Parties.

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         E.   Global One and each of the Tamarix Parties represents and
warrants that they have full power and authority to execute this Release. Nothing contained in this Release shall release or impair any of the rights, obligations or liabilities created by, or any of the acknowledgments, covenants, agreements, representations or warranties contained in this Release.

         F. In executing this Release, Global One and each of the Tamarix Parties represents and warrants that they do so with full knowledge of all rights which they may have and that they have received independent legal advice from their attorneys. Global One and each of the Tamarix Parties are relying on their own judgment, belief and knowledge with regard to the subject of this Release, and each party to this Release acknowledges that they have not been influenced to any extent whatsoever in making this Release by any representations or statements by any other party or counsel for any other party. This Release is freely and voluntarily entered into.

         G. This Release has been prepared jointly for the parties and is to be construed fairly and not in favor of or against any party as the draftsman thereof.

         H. In the event that any of the provisions of this Release is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, such illegality shall not invalidate the whole of this Release, but rather this Release shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

         I. In the event of any controversy, claim or dispute relating to this Release or the breach of any party thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs, including costs of enforcing any judgment.

         J. This Release may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Global One and each of the Tamarix Parties.

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         K.   It is understood that the delivery and execution of this
Release does not constitute an admission of liability but is a compromise of disputed claims.

         L. This Release may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         M. This Release constitutes the entire agreement between the parties herein named. Any oral representations or modifications concerning this Release shall be of no force or effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Release effective as of the date first set forth above.

GLOBAL ONE DISTRIBUTION
& MERCHANDISING INC.


By: /s/ George J. Vrabeck          /s/ Mark Hauser
    -------------------------      -----------------------------
                                   MARK HAUSER
Its:    President
    -------------------------

                                   /s/ Ara Cohen
                                   -----------------------------
                                   ARA COHEN


                                   /s/ William Spier
                                   -----------------------------
                                   WILLIAM SPIER


                                   TAMARIX CAPITAL CORPORATION


                                   By: /s/ Mark Hauser
                                      --------------------------

                                   Its:   President
                                       -------------------------

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                                     EXHIBIT "A"
                          FORM OF RESIGNATION BY MARK HAUSER


June 3, 1997

Mr. Joseph C. Angard, Chairman of the Board
Global One Distribution & Merchandising Inc.
5548 Lindbergh Lane
Bell, California 90201

Dear Joe:

Please accept, effective immediately, my resignation from Global One's Board.


Sincerely,

Mark Hauser

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                                     SCHEDULE "I"

The following companies and their successors are the entities referred to in Section B.(vii) subject to the following Success Fee.

PROTECTED PROSPECTS

Golder Thoma Cresey
Scandecor
Devon Group
Shansby
Landmark (protected for one (1) year from the date hereof).

SUCCESS FEE

1. A one-time cash fee equal to two percent (2%) of funds raised or committed or obligations assumed through a financing and a one-time issuance of warrants to purchase such number of common shares of Global One equal to two percent (2%) of the number of shares sold in the financing exercisable at the per share price obtained in the financing at any time over the following 5 years with piggy-back registration rights (provided that Tamarix agrees to terms customarily requested by an underwriter if Global One undertakes a public offering of equity in the financing); or

2. A one-time cash fee equal to one percent (1%) of the consideration (including payments made and debt assumed) paid in an acquisition.


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